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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Crowley, Jr., A. William
   250 E. Carpenter Freeway
   Irving, TX  75062
2. Date of Event Requiring Statement (Month/Day/Year)
   11/16/1998
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Issuer Name and Ticker or Trading Symbol
   Associates First Capital Corporation
   AFS
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President
6. If Amendment, Date of Original (Month/Day/Year)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned
                                                   |
______________________________________________________________________________
_____________________________________________________|
1. Title of Security                       |2. Amount of          |3.
Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:
   |   Beneficial Ownership                        |
                                           |   Beneficially       |
Direct(D) or |                                               |
                                           |   Owned              |
Indirect(I)  |                                               |
______________________________________________________________________________
_____________________________________________________|
No Securities Owned                        |                      |
   |                                               |
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______________________________________________________________________________
_____________________________________________________
 Table II -- Derivative Securitites Beneficially Owned
                                                   |
______________________________________________________________________________
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |
|4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |
|sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |
|exercise  |Form of      |                           |
                        |  Date(Month/
|-----------------------|---------|price of  |Deriv-       |
       |
                        |  Day/Year)        |                       |Amount
|deri-     |ative        |                           |
                        | Date    | Expira- |                       |or
|vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number
of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares
|          |Indirect(I)  |                           |
______________________________________________________________________________
_____________________________________________________|
No Securities Owned     |         |         |                       |
|          |             |                           |
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Explanation of Responses:
SIGNATURE OF REPORTING PERSON
/s/ Frederic C. Liskow on behalf of A. William Crowley, Jr.
DATE
November 19, 1998